Exhibit 99.1

For Immediate Release

CONTACT:	Tony Rossi Financial Profiles 310-478-2700 x13 trossi@finprofiles.com

iGo, Inc. Announces Receipt of Additional 180 Day Period

to Regain Compliance with Nasdaq’s Minimum Bid Price Requirement

SCOTTSDALE, Ariz., August 23, 2012 – iGo, Inc. (Nasdaq: IGOI) announced today that on August 22, 2012, the Company received a letter from Nasdaq granting an additional 180 calendar day period to regain compliance with Nasdaq’s minimum $1.00 bid price per share requirement.

As previously reported, on February 23, 2012, Nasdaq notified the Company that its listed security no longer met the minimum $1.00 bid price per share requirement. The letter stated that the Company had been provided a period of 180 calendar days, or until August 21, 2012, to regain compliance. The letter also stated that, in the event the Company did not regain compliance within the 180 day period, the Company would be eligible for an additional 180 day period if the Company met the continued listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement. In its letter dated August 22, 2012, Nasdaq informed the Company that it has been granted an additional 180 calendar days, or until February 19, 2013, to regain compliance with the minimum bid price requirement.

If, at any time during this additional time period, the closing bid price of iGo, Inc.’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed. If compliance is not regained, the Company’s common stock may be delisted, subject to the Company’s right to appeal the delisting determination at that time.

The minimum bid price deficiency has no effect on the listing of the Company’s common stock at this time and its common stock will continue to trade on the Nasdaq Capital Market under the symbol “IGOI.”

About iGo, Inc.

iGo, Inc. offers a full line of innovative accessories for almost every mobile electronic device on the market. Whether a consumer wants to power, protect, listen to, share, cool, hold or connect to their device, iGo has the accessories they need. iGo is also a leader in developing eco-friendly power solutions based on its patented iGo Green® technology, which automatically reduces the wasteful and expensive standby, or “vampire,” power consumed by electronic devices.

iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.

iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of our expectation identify forward-looking statements. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, our ability to expand and diversify our customer base; increased focus of consumer electronics retailers on their own private label brands; our ability to expand our revenue base and develop new products and product enhancements; fluctuations in our operating results because of: increases in product costs from our suppliers, our suppliers’ ability to perform, the timing of new product and technology introductions and product enhancements relative to our competitors, market acceptance of our products, the size and timing of customer orders, our ability to effectively manage inventory levels, delay or failure to fulfill orders for our products on a timely basis, distribution of or changes in our revenue among distribution partners and retailers, our inability to accurately forecast our contract manufacturing needs, difficulties with new product production implementation or supply chain, product defects and other product quality problems, the degree and rate of growth in our markets and the accompanying demand for our products, our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth, and seasonality of sales; our ability to manage our inventory levels; decreasing sales prices on our products over their sales cycles; our failure to integrate acquired businesses, products and technologies; our reliance on and the risk relating to outsourced manufacturing fulfillment of our products, including potential increases in manufacturing costs; the negative impacts of product returns; design and performance issues with our products; liability claims; our failure to expand or protect our proprietary rights and intellectual property; intellectual property infringement claims against us; our ability to hire and retain qualified personnel; our ability to secure additional financing to meet our future capital needs; increased competition and/or reduced demand in our industry; our failure to comply with domestic and international laws and regulations; economic conditions, political events, war, terrorism, public health issues, natural disasters and similar circumstances; that our common stock could be delisted from the NASDAQ Capital Market; volatility in our stock price; concentration of stock ownership among our executive officers and principal stockholders; provisions in our certificate of incorporation, bylaws and Delaware law, as well as our stockholder rights plan, that could make a proposed acquisition of the Company more difficult; and dilution resulting from potential future stock issuances.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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